EXHIBIT 97.1

RYAN SPECIALTY HOLDINGS, INC.
CLAWBACK POLICY

Effective October 2, 2023

Introduction

The Board of Directors (the “Board”) of Ryan Specialty Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy which provides for the recoupment of certain amounts of executive compensation in the event of an accounting restatement that corrects an error in previously issued financial statements (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation and Governance Committee of the Board, in which case references herein to the Board shall be deemed references to the Compensation and Governance Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers (as determined in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed), that the Company has designated as an executive officer pursuant to Section 16 of the Exchange Act (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement that corrects an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. Any restatement that results from a change from one generally accepted accounting principle to another generally accepted accounting principle when there are two or more generally accepted accounting principles that apply, or when the accounting principle formerly used is no longer generally accepted, will be excluded from this Policy.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures, as well as non-GAAP measures, stock price and total shareholder return (“TSR”).

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered (the “Recovery Amount”) will be the excess of the Incentive Compensation paid to the Covered Executive based on the financial statements prior to restatement over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. All calculations of Incentive Compensation will be made on a pre-tax basis.

In instances where the amount of excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement (e.g., incentive-based compensation based on TSR or stock price), the amount shall be determined by the Board and must be based on a reasonable estimate of the effect of the accounting restatement on the applicable measure. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange on which the Company’s securities are listed, if and when necessary.

Method of Recoupment

The Board will promptly recoup in a reasonable amount of time from each Covered Executive such Recovery Amounts as have been determined pursuant to this Policy. The Board shall determine how best to recoup excess Incentive Compensation hereunder, which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the rules thereunder as well as the applicable standards of the national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation (including any Incentive Compensation granted pursuant to arrangements existing prior to the Effective Date). For an employee that is appointed to be a Covered Executive after the Effective Date, this Policy will not apply to Incentive Compensation that was received by such Covered Executive on or prior to the date such Covered Executive was appointed as such.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any applicable regulations adopted by the Securities and Exchange Commission, including pursuant to Section 10D of the Exchange Act, and to comply with any rules or standards adopted by the national securities exchange on which the Company’s securities are listed.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into by any Covered Executives on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require such Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

IMPRACTICABILITY

The Board shall recoup the Recovery Amount in accordance with this Policy unless such recovery would be impracticable. Either a majority of the independent directors of the Board, or the Compensation and Governance Committee if delegated responsibility by the Board, must make a determination that recuperation of the Recovery Amount would be impractical based on one of the following three factors:

•
The direct expense paid to a third party to assist in enforcing the Policy would exceed the Recovery Amount. Before concluding that it would be impracticable to recover any Recovery Amount based on expense of enforcement, the Company must make a reasonable attempt to recover such Recovery Amount, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange on which the Company’s securities are listed, if and when necessary.
•
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Recovery Amount based on violation of home country law, the issuer must obtain an opinion of home country counsel, acceptable to the national securities exchange on which the Company’s securities are listed, that recovery would result in such a violation, and must provide such opinion to the national securities exchange on which the Company’s securities are listed, if and when necessary.
•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.